Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Fox Chase Bancorp, Inc.:

We consent to the use of our reports dated March 6, 2015, with respect to the consolidated statement of condition of Fox Chase Bancorp, Inc. and subsidiary as of December 31, 2014, and the related consolidated statements of operations, comprehensive income (loss), changes in equity and cash flows for each of the years in the two-year period ended December 31, 2014, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Philadelphia, Pennsylvania

April 15, 2016